2nd Quarter 2017 Earnings Presentation Joe Evans, Chairman Tom Wiley, Vice Chairman and Chief Executive Officer Sheila Ray, EVP and Chief Financial Officer David Black, EVP and Chief Credit Officer July 27, 2017 State Bank Financial Corporation

2 Cautionary Note Regarding Forward-Looking Statements This presentation contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, can generally be identified by the use of the words “will,” “expect,” “should,” “anticipate,” “may,” and “project,” as well as similar expressions. These forward-looking statements include, but are not limited to, statements regarding our focus on improving efficiency, including our ability to achieve our target burden and target efficiency ratios, and other statements about expected developments or events, our future financial performance, and the execution of our strategic goals. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions (“risk factor”) that are difficult to predict with regard to timing, extent, likelihood and degree. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. We undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise. Risk factors include, without limitation, the following: • negative reactions to our recent or future acquisitions of each bank’s customers, employees, and counterparties or difficulties related to the transition of services; • completion of the transaction with AloStar Bank of Commerce (“AloStar”) is dependent on, among other things, receipt of regulatory approvals, the timing of which cannot be predicted and which may not be received at all; • the integration of AloStar’s business into ours may be more costly than anticipated or have unanticipated adverse results related to AloStar’s or our existing businesses; • the transaction with AloStar may be more expensive to complete and the anticipated benefits, including anticipated cost savings and strategic gains, may be significantly harder or take longer than expected or may not be achieved in the entirety or at all as a result of unexpected factors or events; • our ability to achieve anticipated results from the transactions with AloStar, NBG Bancorp, and S Bankshares will depend on the state of the economic and financial markets going forward; • economic conditions (both generally and in our markets) may be less favorable than expected, which could result in, among other things, a deterioration in credit quality, a reduction in demand for credit and a decline in real estate values; • a general decline in the real estate and lending markets, particularly in our market areas, could negatively affect our financial results; • risk associated with income taxes including the potential for adverse adjustments and the inability to fully realize deferred tax benefits; • increased cybersecurity risk, including potential network breaches, business disruptions, or financial losses; • restrictions or conditions imposed by our regulators on our operations may make it more difficult for us to achieve our goals; • legislative or regulatory changes, including changes in accounting standards and compliance requirements, may adversely affect us; • competitive pressures among depository and other financial institutions may increase significantly; • changes in the interest rate environment may reduce margins or the volumes or values of the loans we make or have acquired; • other financial institutions have greater financial resources and may be able to develop or acquire products that enable them to compete more successfully than we can; • our ability to attract and retain key personnel can be affected by the increased competition for experienced employees in the banking industry; • adverse changes may occur in the bond and equity markets; • war or terrorist activities may cause deterioration in the economy or cause instability in credit markets; and • economic, governmental, or other factors may prevent the projected population, residential, and commercial growth in the markets in which we operate. In addition, risk factors include, but are not limited to, the risk factors described in Item 1A, Risk Factors, in our Annual Report on Form 10-K for the most recently ended fiscal year. These and other risk factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a forward- looking statement.

2Q 2017 Results Summary

STATE BANK
Financial Corporation

Income Statement Highlights			
($ in 000s, except per share data)	2Q17	1Q17	2Q16
Interest income on loans	$34,872	$34,060	$25,406
Accretion income on loans	9,228	7,677	13,961
Interest income on invested funds	5,747	5,460	4,726
Total interest income	49,847	47,197	44,093
Interest expense	3,369	3,239	2,371
Net interest income	46,478	43,958	41,722
Provision for loan and lease losses	1,845	1,002	6
Net interest income after provision for loan losses	44,633	42,956	41,716
Total noninterest income	10,476	9,459	10,230
Total noninterest expense	31,997	34,565	30,674
Income before income taxes	23,112	17,850	21,272
Income tax expense	7,909	6,292	7,287
Net income	$15,203	$11,558	$13,985
Diluted earnings per share	.39	.30	.38
Dividends per share	.14	.14	.14
Tangible book value per share [1]	13.94	13.66	13.77
Balance Sheet Highlights (period-end)			
Total loans	$2,881,000	$2,854,780	$2,345,096
Organic	2,275,471	2,172,555	2,004,858
Purchased non-credit impaired	469,931	528,065	205,705
Purchased credit impaired	135,598	154,160	134,533
Total assets	4,233,977	4,202,681	3,586,766
Noninterest-bearing deposits	1,009,509	944,838	829,673
Total deposits	3,452,692	3,409,775	2,885,490
Shareholders' equity	632,337	620,283	553,356

- 2Q17 net income of $15.2 million, or $.39 per diluted share
- Interest income on loans and invested funds increased 3% from 1Q17
- Noninterest income increased 11% compared to the prior quarter
- Noninterest expense declined 7% linked-quarter
- Net interest margin of 4.76% in 2Q17
- Announced acquisition of AloStar Bank of Commerce

[1] Denotes a non-GAAP financial measure; for more information, refer to Table 8 of the 2Q17 earnings press release
Note: Consolidated financial results contained throughout this presentation are unaudited; numbers may not add due to rounding

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4 Revenue Trends – Interest Income  Total revenue growth of 6.5% in 2Q17 compared to 1Q17 and 11.0% compared to 2Q16  Interest income on loans and invested funds of $40.6mm in 2Q17, a 35% increase compared to $30.1mm in 2Q16  Approximately $60mm of accretable discount remaining as of 2Q17 ($ i n 000 s)  Net interest margin expanded 17 bps to 4.76% in 2Q17, due to impact from:  Loan yields: +12 bps  Investments: +2 bps  PCI accretion 1 : +14 bps  PNCI day 2 accretion: -11 bps  Deposit Costs: Flat 0% 1% 2% 3% 4% 5% 6% 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 Net Interest Margin NIM Contribution from PCI Accretion 1 1 PCI accretion reflects interest income and purchased discount accretion on PCI loans 0 10,000 20,000 30,000 40,000 50,000 60,000 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 Interest Income Interest Income on Loans Interest Income on Invested Funds Accretion

5  Strong SBA income of $2.0mm in 2Q17 as production totaled over $22mm in the quarter  Payroll and insurance income of $1.4mm in 2Q17; number of payroll clients increased 7% year-over-year Revenue Trends – Noninterest Income  Mortgage banking income increased 7% linked-quarter in 2Q17 to $3.1mm on production of $136mm  Total 2Q17 noninterest income of $10.5mm increased 11% from the prior quarter ($ i n 000 s) 0 2,000 4,000 6,000 8,000 10,000 12,000 2Q16 3Q16 4Q16 1Q17 2Q17 Service Charge Other Mortgage Payroll SBA 0 50 100 150 200 0 1,000 2,000 3,000 4,000 2Q16 3Q16 4Q16 1Q17 2Q17 Pr o d u cti o n ($ in m m ) N o n in ter es t In com e ($ i n 000 s) Income Production 1,100 1,150 1,200 1,250 0 500 1,000 1,500 2,000 2Q16 3Q16 4Q16 1Q17 2Q17 # o f P ayro ll C lien ts N o n in ter es t In com e ($ i n 000 s) Income Number of Payroll Clients 0 5 10 15 20 25 30 35 0 500 1,000 1,500 2,000 2,500 2Q16 3Q16 4Q16 1Q17 2Q17 Pr o d u cti o n ($ in mm ) N o n in ter es t In com e ($ i n 000 s) Income Production

6 Focused on Improving Efficiency  Noninterest expense, without the offsetting benefit of OREO gains, decreased $3.4mm, or 9.5%, from the prior quarter:  Legal/professional fees i $907,000  Data processing i $257,000  Salaries and benefits i $145,000  Merger-related expenses i $1.9mm  Burden ratio1 of 2.05% and efficiency ratio of 56% in 2Q17 1 Ratio defined as annualized noninterest expense minus annualized noninterest income, excluding amortization of FDIC receivable, divided by average assets 1.00% 1.50% 2.00% 2.50% 3.00% 3.50% 2013 2014 2015 2016 2017 YTD Target Burden Ratio 1 30% 40% 50% 60% 70% 80% 90% 2013 2014 2015 2016 2017 YTD Target Efficiency Ratio

7 Core Deposit Funding  Average noninterest-bearing deposits increased $16.6mm in 2Q17 and represent 28% of average total deposits  Low cost of funds of 38 bps as of 2Q17 is up just 5 bps since 2Q16, despite three rate increases over the same time period  Cost of interest-bearing transaction accounts of 12 bps has remained flat over the past year ($ i n m m ) .00% .10% .20% .30% .40% .50% 0 200 400 600 800 1,000 1,200 1Q14 2Q14 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 Average Transaction Deposits Interest-bearing Noninterest-bearing Cost of Funds De sit Region ($ in mm) 2013% 2014% 2015% 2016% 2017 YTD % Atlanta 798 38% 869 40% 1,080 39% 1,134 39% 1,140 33% Middle Ge gia 1,309 62% 1,297 60% 1,271 46% 1,337 46% 1,378 40% Augusta - - - - 422 15% 422 15% 441 13% Athens / Gainesville - - - - - - - - - - 368 11% Greater Savannah - - - - - - - - - - 91 3% Total Average Deposits $2,107 $2,166 $2,773 $2,893 $3,419

8 0 125 250 375 500 500 1,000 1,500 2,000 2,500 3,000 1Q14 2Q14 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 Total Loan Portfolio Organic PNCI PCI New Loan Fundings Loan Portfolio To ta l L o an s ($ in m m ) 1 New loan fundings include new loans funded and net loan advances on existing commitments 1  New loan originations in excess of $480mm in 2Q17  Organic and PNCI loans increased $45mm in 2Q17, as organic growth of $103mm was partially offset by a $58mm decline in PNCI loans N ew Lo an Fu n d in gs ($ i n m m ) Loan Composition (period-end) ($ in mm) 2013 2014 2015 2016 2Q17 Construction, land & land development $251 $313 $501 $551 $445 Other commercial real estate 550 636 736 964 1,133 Total commercial real estate 802 949 1,236 1,516 1,577 Residential real estate 67 135 210 289 285 Owner-occupied real estate 175 212 281 372 359 C&I and eases 71 123 267 435 460 Consumer 9 9 21 42 63 Total Organic & PNCI Loans 1,123 1,428 2,015 2,654 2,745 PCI Loans 257 206 146 161 136 Total Loans $1,381 $1,635 $2,160 $2,815 $2,881

9 Loan Portfolio and CRE Composition 1 Organic and PNCI loans as of June 30, 2017 Commercial Real Estate Composition  Significant industry, client, source of repayment, and geographic diversity in the CRE portfolio  Construction, land & land development (AD&C) comprises both residential and commercial construction, which make up 11% and 7%, respectively, of total CRE CRE 41% AD&C 16% OORE 13% C&I 14% SFR 11% Leases 3% Consumer 2% Loan Portfolio 1 ($ in mm) Organic PNCI Total % of Total CRE CRE Retail $285 $53 $338 21% Office 187 22 209 13% Hospitality 152 19 171 11% Multifamily 118 31 149 9% Industrial 70 18 89 6% Sr. Housing 31 10 40 3% Mini Storage 27 4 31 2% Other 28 2 31 2% Restaurant 24 3 27 2% C-Store 20 5 25 2% Farmland 19 4 23 1% Total $961 $172 $1,133 72% Construction, Land & Land Development Residential Construction $168 $3 $171 11% Land & Development 139 21 160 10% Commercial Construction 107 7 114 7% Total $414 $31 $445 28% Total Commercial Real Estate $1,374 $203 $1,577

10  Purchased credit impaired loans declined $18.6mm, or 12%, to $135.6mm as of 2Q17  Nearly 90% of PCI loans are current as of 2Q17  OREO balances of $2.4mm as of 2Q17, down from $3.8mm at 1Q17 and $11.6mm at 2Q16 Asset Quality ($ i n m m )  Total organic NPAs of $1.4mm at 2Q17, down from $6.3mm last quarter, representing just .06% of organic loans and OREO  Past due organic loans remain low at .09% at 2Q17  Average net charge-offs were .08% in 2Q17  Allowance for organic loans is .99% 0.00% 0.25% 0.50% 0.75% 1.00% 0 5 10 15 20 2Q16 3Q16 4Q16 1Q17 2Q17 Nonperforming Loans Organic PNCI NPLs / Organic Loans 0 5 10 15 20 0 50 100 150 200 2Q16 3Q16 4Q16 1Q17 2Q17 OR EO ($ i n m m ) PCI Lo an s ($ in m m ) PCI Loans & OREO PCI Loans OREO